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Note: all the msgs posted below were posted on eRaider.com's message board for Goldfield Corp  unless otherwise described.

Msg #259 posted on 5/10/01
The company's proxy must be received by shareholders 30 days before the meeting, so we're already late. We're working hard to get ours out not too much later (we can't go definitive earlier, because every time the company changes the agenda, we have to make a corresponding change in our proxy).
Aaron Brown
eRaider co-founder

Msg 360 Posted on May 10
Goldfield's first quarter earnings are out, and they're pretty spectacular. Congratulations to management and employees on an exceptional quarter. Whatever differences we have with management, we're all on the same side when it comes to making money.

I'll be posting a detailed analysis of the numbers later, all that sort of thing has to be checked against the proxy solicitation rules before I post. But I think I can say without fear of lawsuit that the numbers are very good, both on the surface and when you dig down to the details. The 31 percent increase in the stock price helps confirm that.

Also, I believe for the first time, the company paid PR Newswire to carry the news. This is something Sam Rebotsky has been advocating for some time. Goldfield needs a higher profile to raise the stock price (which in turn will lower the cost of capital and allow it to grow). But these efforts must be coordinated so that when the company gets attention it has good news and a clear story.

If I may interject one partisan note on an occasion that should cause shareholders to draw together, I note that all the expense and distraction of eRaider's activities do not seem to have caused the company any harm. Is it even possible that people were driven to excel by the knowledge that shareholders were watching? Or that directors and managers who held shares pushed a little bit more to raise the stock price? I don't care if management hates us, as long as the hatred motivates them to produce results like these.

One somber note is the reminder that the automobile accident that killed a Southeast Power manager, also injured three others, one of them very seriously. This has resulted in a lawsuit against Southeast Power. Regardless of the legal liability, our prayers go out to everyone harmed and their families.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder
Msg 361 on May 10
Top Ten American Stock Exchange Gainers
May 10, 2001

Symbol
Company
Volume
Close
Change
Percent
GV
Goldfield
Corp.
217,700
$0.64
$0.15
30.6%
UXP
United States
Exploration,
Inc.
55,400
$2.70
$0.50
22.7%
ELC
Electric City
Corp.
210,200
$2.99
$0.50
20.1%
BTJ
Bolt
Technology
Corporation
30,000
$5.65
$0.65
13.0%
NZ
NZ
Corporation
6,600
$4.85
$0.55
12.8%
ESH
Earl Scheib,
Inc.
3,100
$2.75
$0.25
10.0%
PTN
Palatin
Technologies,
Inc.
181,800
$5.15
$0.45
9.6%
AMM
Advantage
Marketing
Systems, Inc.
800
$2.90
$0.25
9.4%
CTY
Community
Banks, Inc.
11,700
$25.25
$2.10
9.1%
PRW
PracticeWorks,
Inc.
42,400
$6.75
$0.55
8.9%


Goldfield's spectacular performance also beat every stock on the New York Stock Exchange, but four Nasdaq companies managed to do better.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder


Msg 362 on May 10
I've been studying the amendment to Goldfield's annual report filed on April 30th. I've discovered a major change in the accounting for the life insurance termination. Here is the text from the March 14, 2001 10-K (annual report):

During the second quarter of 2000, the Company entered into Cancellation and Release Agreements pursuant to which the Company's Employee Benefit Agreements were terminated for a net expense of $425,311.

On April 20th, after studying the report, we posted questions for the auditor. We thought the company terminated policies listed on the books as shareholder assets worth $498,311. At the same time, they paid $510,000 to the top four managers. We asked two main questions. First, if the shareholders owned the policies, why did management get the money when they were terminated? (Or, if the shareholders didn't own the policies, why were they on the books as shareholder assets?) Second, why wasn't the insurance benefit of these policies shown as employee compensation?

Ten days later, on April 30th the company filed a 10-K/A (amendment to the annual report). This increased listed compensation for the four employees retroactively through 1998 (the earliest year shown) by $9,980 (2000), $9,561 (1999) and $8,898 (1998). This answers our second question. The first was addressed by the expanded and changed explanation:

In 2000, the Board of Directors reviewed the Benefit Agreements and related insurance policies and decided it was in the best interest of the Company to terminate the Benefit Agreements to eliminate the annual insurance premium obligations. During the second quarter of 2000, the Company entered into Cancellation and Release Agreements pursuant to which the Benefit Agreements were terminated. In consideration of terminating the future retirement benefit associated with the Benefit Agreements, the Company decided to compensate the affected employees. The net expense to the Company was $425,311. Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.

Note that the decision to terminate the life insurance policy is now separated from the decision to compensate the employees. So it appears that the life insurance policies did belong to shareholders, and were terminated. Because this was a change in the employees' contracts, they were given a cash payment to compensate them. So the compensation was to replace future payments on the life insurance policies, not the cash value at the time of termination.

Unfortunately, this raises three new questions. In the first place, if the value to employees was under $10,000 per year, a one-time payment of $510,000 seems to replace that benefit for the next 51 years. I don't think John Sottile is planning to work until he's 104. In any case, on a present value basis, $510,000 is worth over three times the value of the insurance benefits extended to eternity. I had previously estimated the present value of the lost benefits to be about $75,000, assuming each employee continued to work for Goldfield until he reached age 65
(working longer would not increase that amount so it is the maximum possible). So the reward seems wildly disproportionate to the terminated benefit. It is hard to believe the company's explanation given that the payment was so close to the value of the policies, and so far from the present value of the benefit stream to the employees.

Second, as we mentioned in the auditor questions, this seems to represent prepayment of salary. The officers were only contractually entitled to the $10,000 per year as long as they remained employed at Goldfield. Cashing them out in advance as if they will be employed forever seems unwise.

Finally, the new account says that the life insurance policies remain in force. Now the balance sheet declined by $498,311 and the company paid $510,000 out in cash. Since they claim a loss of only $425,311, they must have taken in $583,000 somehow. Previously I thought that money was paid by the insurance company as cash surrender value of the policies. But if the policies remain in force, where did the $583,000 come from? Or, if there is no $583,000, why is the loss to shareholders not $1,008,311? Looking at the same question another way, if the life insurance policies are still in force but now belong to the employees (they remain in the company's name, but the employee names the beneficiary, which amounts to the same thing as owning the policy net of the total premiums), why not show employee compensation of $1,008,311?

So we've answered two questions and raised three others. This is an improvement, however, because the new ones are not as important. We do seem to be getting closer to the truth of what happened to those life insurance policies.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 363 on May 11
The company has just filed its Definitive Proxy Statement with the SEC listing Tuesday, June 19, 2001 as the annual meeting date. The meeting will be at Imperial's Hotel & Conference Center (Imperial Room II), 8298 North Wickham Road, Melbourne, Florida 32940 at 9:00 AM.

Now that we have the final version, we will be submitting our final proxy statement and hope to go definitive soon.
Aaron Brown
eRaider co-founder
Msg 364 on May 11
The company's last preliminary filing included the surprise proposal 5 (now proposal 4) to give authority to adjourn the meeting for 30 days in order to get more votes to overturn cumulative voting. We objected to the SEC that this was misleading.

Since this proposal is numbered after the election of directors, naive shareholders might assume that it would come up for vote afterwards.
That means it would not affect this year's board election, and during the one-month adjournment, the newly-elected board would serve.

In fact, given management's demonstrated willingness to manipulate the meeting rules to stay in office, we assumed they would call a vote on this proposal first if they thought they would lose in the other elections. That would mean any additional votes they turned up in the 30 days after the meeting could be counted for this year's director election and, more important, that the existing board of directors would stay in power for 30 extra days. They could, of course, use that period to do anything they wanted. They have already changed the bylaws relating to elections and have tried to change the certificate of incorporation. I do not trust that they would confine their activities during the adjournment to getting additional votes.

It turns out, we were right. The following new paragraph is included in Proposal 4 in the definitive proxy, I assume on the basis of our complaint:

If the meeting is adjourned pursuant to this proposal, voting on the election of directors will take place at the adjourned meeting.

So they are planning to vote on Proposal 4 before Proposals 1 or 2. Even with this statement, I think the proxy is misleading, many shareholders will see the numbering but not read the details.

As far as I'm concerned, this is like a rule mandating extra innings in a baseball game as long as the home team in behind. It's unfair. It's numbered in a way to mislead. It adds to the expense and increases the risk that the losers will not accept the vote.

This trick is just one more reason why we need some people on the board who believe in honest, open fair play; and who respect the results of a shareholder vote.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 365 posted on 5/11
Goldfield now estimates that it will spend $290,000 on this proxy solicitation. I know a lot of people will blame us for wasting corporate money. But I have pointed out management need not have spent any money beyond a normal proxy solicitation. They could have included all their arguments for their candidates in the normal proxy. In fact, we offered to split the cost of the proxy mailing if our arguments could be placed side-by-side; that would have saved the company money over a normal proxy and would have been the easiest and fairest way for shareholders to decide.

The additional cost of this year's solicitation result from the company's efforts to eliminate cumulative voting and apply it retroactively to this year's election; and all the other legal and procedural tricks. Those efforts require extensive legal services and aggressive proxy soliciation; that's what runs up the cost.

The $290,000, in my opinion, is being spent to keep the existing board in office, even if they cannot win a fair election by the existing rules. Yes, I think it's a waste of corporate assets. But the solution is not to go away and leave the wasters in office, the solution is to vote them out and elect people who don't waste money.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 372 on 5/13
Here is the breakdown of the $290,000. By the way, this figure does not include management or staff time, nor the expenses of a normal proxy solicitation.

Goldfield is paying Innisfree M&A Incorporated $50,000. Innisfree is one of the best-known proxy solicitation companies. They work for good guys and bad guys. They helped the Wisconsin Central Shareholders Committee to Maximize Value in their fight to improve value at Wisconsin Central; but they also worked with Dime Savings Bank in an unsuccessful attempt to convince shareholders that selling the company for $12 per share was better than selling it for $18 per share.

Goldfield has already spent $61,500; my guess this is almost all legal work.

That leaves $178,500 to be spent. The usual practice in contested solicitations is to send out the normal proxy statement, then send follow up mailings and make telephone calls to people who don't vote, or people who vote against management's recommendations. You concentrate on the largest shareholders, of course.

In an uncontested solicition, about 45 percent of individual shareholders normally vote. The repeated mailings and telephone calls can push that up to 55 percent. Therefore, I think this $178,500 will be used to get about 2.1 million votes, about eight-and-a-half cents per vote.

By my numbers (and see our proxy solicitation for qualifications and disclaimers) management starts with 2.2 million votes of the 13.7 million they need to overturn cumulative voting, adjourn the meeting for 30 days, amend the articles of incorporation and reconvene to elect all their candidates.

Of the 25.2 million non-management votes, we have identified holders of about 10.2 million through our Internet efforts (that is, without any mailing). If we were to get all these 10.2 million (which is by no means a forgone conclusion, some support us, some are lukewarm, some lean toward management), management would need 77 percent of the remaining votes to win. I think that is extremely unlikely, however much they spend on proxy soliciation.

If management gets 55 percent of the remaining votes, they would have to also get 2.8 million of the 10.2 million. While that is certainly possible, I would be surprised if they could get 55 percent, even if we do no mailing at all. Just the news and Internet coverage should get us some votes.

Personally, I think 40 percent of the remaining votes (6 million) is a reasonable guess for management if we do no mailing at all. Then they would need 5.5 million of the 10.2 million we have identified, I think that is extremely unlikely. So by my numbers, the $290,000 will go to waste, even if we don't fight back. Of course, I could be wrong.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 374 on 5/14
First we asked John Sottile to consider naming one shareholder to the board and redeeming the preferred stock. He said no. So we tried running a shareholder unity slate with a compromise board of directors (half shareholders, have management nominees). It failed. Goldfield objected to everything from the name ("Shareholder Unity Slate") to the fact we used the names of their nominees in our proxy statement. They refused to cap or share expenses, or to agree on simple, fair election rules. CEO and Chairman John Sottile promised to resign if even one of our nominees were elected.

These tactics may have won support for management from some of the fence sitters, but at the same time they freed us to write a proxy that really spells out why we need aggressive, experienced, independent shareholders on the board: from the seven disasters after John Sottile's father joined the board in 1969 to the restatement of management compensation this month. If the Company won't compromise, we have to do our best to win. If some large shareholders prefer to give in than risk the expense and turmoil of a fight, we have to look to our natural base of small shareholders who realize the cost of not fighting is actually greater.

I believe that if eRaider gave up today, it would not save a penny of management's plan to spend 2 percent of the market capitalization of the Company to get votes for their favored candidates and positions. I further believe that the Company would spend the next year entrenching the current board and management so no shareholder would ever have a voice again. Most importantly, I believe that Goldfield will never return a penny to shareholders unless those shareholders take some strong action now. So read the Company's proxy statement and ours, and vote your shares wisely. I don't think you'll get another chance.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 377 on 5/15
Thanks for the comment. I'll fix the typo ("with" should have been "which").

The economic analysis will have to be postponed to an "additional materials" filing. Right now we want to be definitive as soon as possible so we can start mailing. It would be a shame to lose the election because we couldn't get our materials mailed out before the annual meeting.
Aaron Brown
eRaider co-founder

Msg 381 on 5/16
Goldfield Consolidated Mines Company was formed on August 31,
1972 to hold stock of several Goldfield subsidiaries including the Black Range Mining Corporation, the San Pedro Mining Corporation and
Nucla Power, Inc. It also owned the Detrital Valley directly. So it could not have been involved in any transactions, suspicious or otherwise, in 1907. Bernard M. Baruch died in 1965, seven years before GCMC was formed.

I believe that the 30 year history of the Sottile family interest in Goldfield is relevant because I believe it shows:
1.	The company cannot succeed without changes. 30 years of
failure is pretty persausive evidence that some sort of shake up is necessary
2.	The Sottile and Leitner families have been net sellers of
Goldfield securities, that they have taken much more out of the
Company than they have put into it. That, to my mind, eliminates any moral claim a founder or long-term investor might have.
Further it suggests they have no faith in the company. That
attitude seems mirrored by the rest of the board which did not bother to buy even $500 worth of stock in 16 years, until their positions were challenged.
3.	The long history of money leaving the company without clear
explanations to shareholders demonstrates the need for independent people on the board to either give reasonable explanations of where the money is going; or, if appropriate, stop it from going out.
Yes, I want John Sottile to continue running the Company and also serving on the board. You will recall I tried to solicit votes on his behalf before he asked me to stop. But I think he will do a better job with a little independent oversight. And if he would rather quit than accept that independent oversight, that makes me suspicious rather than inclined to back off. The amount of shareholder money he is willing to spend to block oversight, in ways I think are unfair, divisive, unwise and illegal, similarly raises suspicions in me, rather than self-doubts.

I am entirely serious about this. I am not vindictive, but the history of this company in both the short-term and the long-term demands a stronger board. With it, I think the company be extraordinarily prosperous, making everyone including John Sottile rich. Without it, I think the valuable assets will go to waste. Hurt feelings don't matter, this is real money. When the Sottile's got involved, the company was worth
$100 million, which should have grown to over $2 billion with the S&P500. They took an additional $15.4 million of shareholder cash which should have grown to $280 million on the same basis. Instead the company is worth about $10 million (excluding the Sottile and Leitner interests). That's a lot of money to lose and still expect people to believe you don't need better oversight.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 383 on 5/15
My apologies.

I think the situation is this. Goldfield did business as Goldfield Consolitated Mines Company until June 28, 1967 when the name was changed to Goldfield Corp. In 1972 a new corporation (I think) with the discarded name was created. It's possible that the old corporation was actually revived with name intact, although it doesn't look that way. In either event, it is certainly possible that Bernard Baruch and George Wingfield did some dishonest things in 1907. Both got very rich during that period, and both have been accused of dishonesty. So I apologize. My study of Goldfield has been limited to the post WWII era.

I agree that we want to keep John Sottile. I think that Goldfield has revived since 1998. I would not have bought the stock if that were not true. eRaider has no interest in companies run by crooks or incompetents, it costs too much to change that.

So eRaider go involved because things were already getting better. I also think that the pace of improvement has increased since we got involved.
It's not just us, a lot of shareholders are taking more interest, and a lot of management's plans are coming to fruition.

Where we disagree is the likelihood of things continuing to improve if we do not get a shareholder on the board. This new real estate venture is backsliding into the old do-many-things-badly company mold. The attempt to eliminate cumulative voting and the other election changes are the first steps, in my opinion, to shutting out shareholders forever. I think the accounting games with the insurance payout and the preferred stock will drive away institutional investors.

My vision is for Goldfield to prosper under the leadership of John Sottile, with an aggressive, experienced, independent board examing each strategy and expenditure. That board will also work hard to generate business for the company, and promote it with institutional investors. Also, the board will insist on full and clear disclosure, so shareholders know every penny of their money is being treated with respect.

However, if the choice is Sottile with a hand-picked board; or a great board without Sottile; I vote for the latter. I have no use for a CEO who locks the company into a ten-year contract for his services, then feels he can walk away without notice if he doesn't like being accountable. The greatest business genius in the world is not worth that. So I hope Sottile stays, but I'm not going to give up my demand for a shareholder on the board in order to keep him.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 385 on 5/16
Somehow, military allusions have crept into our posts. But let's be clear, eRaider is not waging war. We only invest in companies that we believe in. Our goal isn't to punish companies or defeat them, but to enter into a dialogue with the board and management in order to maximize shareholder value. We are asking for a voice - not control. Like HC, we are open to compromises...but not to unilateral withdrawal.

Do shareholders really want things to go back to the way they were a year ago? When I look at the Yahoo message board from before eRaider's arrival it is apparent that there was a great deal of disatisfaction and for good reason.
Deborah Pastor

Msg 387 on 5/17
I don't think I'm engaging in character attacks. I'm saying three things:
1.	Goldfield is not returning any money to common shareholders.
This is not a short-term problem that we can wait out, it's been going on for 30 years.
2.	One major problem is that money keeps leaving the company
without reasonable explanations. I blame the board. I think we need a board that watches every penny and either stops the
outflows or insists on transparent disclosure.
3.	Another major problem is the Company seems stuck in
obscurity. It does not have a clear strategy. It is not pushing any strategy hard enough. The board does not seem to be getting any institutional investment, favorable publicity or business. The capital structure, governance and corporate communications all must change.
I don't think anyone involved in Goldfield is incompetent or dishonest. I have always denied that strongly. I would not have invested if I thought there was any hint of those things. Moreover, I think the Company turned things around in early 1998 and is poised to achieve great things.

I view Goldfield as a potentially great Company, standing at the brink of major success, but with some long-term bad habits that threaten to hold it back. The only way to fix those habits is to get some more aggressive and independent people on the board. I have tried every way I know to make that happen. I was willing to settle for any one person, of John Sottile's choice, who bought a significant amount of Goldfield stock with his or her own money. No tactic worked.

So I feel I have no choice but to ask the shareholders to decide. I don't think that is a character attack. I tried to run the election as cheaply and positively as possible. But that failed as well. I sincerely believe that if the Company overturns cumulative voting, common shareholders can write off their investment, they will never see a penny return from this Company. Its bad habits will overwhelm its recent successes and it will resume its 30-year malaise. I also believe that I cannot get enough votes to preserve cumulative voting, not to mention elect a director or three, without highlighting the problems I mean to correct. No one votes for a dissident unless there is a major problem with the incumbents.

John Sottile has not even made a public promise to change. He could redeem the preferred stock tomorrow, he holds 58 percent of it himself and it is convertible at the holder's option. He's chairman of the board, the board can force redemption. So hinting in private conversations that he wants to redeem it is silly. He can do it if he wants. Sottile has not promised not to adopt a poison pill, staggered board or dead hand provisions if his slate is re-elected. He has not explained why $498,311 of insurance policies disappeared from the balance sheet, and the top four managers were paid $510,000 in cash in compensation (47 percent to Sottile personally). Normally, if a shareholder asset is given to management, management pays shareholders rather than the other way around. He has not explained why compensation was restated in the amended 10-K on after I raised the question. Where was the board for 12 years when management was taking undisclosed compensation?

All of these issues could be disposed of in one press release. Good or bad, explanations could be offered, promises could be made, stock could be redeemed. Then a trusting person might want to vote to re-elect the current board (I'm a little more cynical myself). But until these things are explained, promised and redeemed; there is no compromise, just hints without substance.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 389 on 5/17
We cannot mail anything until we are definitive (I hope next week). The Company has probably begun mailing already. But you don't have to wait for our proxy (if you want to vote with us) as soon as we go definitive we'll post an electronic one. Unfortunately, we will not be able to accept electronic votes, that would require agreement with the Company. But you can print off a proxy on-line, fill it out, sign it and mail it. Both signatures are best.


eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 393 on 5/18/01Before I buy a company, I look at its value a number of different ways, including buyout value. That doesn't mean I want a buyout, it's just one way of making sure the stock is worth more than its price.

Obviously Goldfield would have to be sold in two parts, St. Cloud
Mining and Southeast Power. I think both would have their greatest value as leveraged buyouts (management buyouts if management was interested, third-party LBO's if not). Both operations could support debt considerably in excess of their portion of the share price. The discipline of the debt would force most of the changes I've been advocating. There would be no misalignment of interests, and the costs of running a public company would go away (these are significant for a company the size of Goldfield, even without expensive proxy solicitation).

I do not, however, support this option. I think it reserves most of the profit for the buyer. The same would be true if the companies were sold to larger companies in the industry. I did not buy this stock to be bought out at a 20 percent premium to market, I bought it in hopes of ten-to-one profits or better over a five to ten year horizon.

Most buyouts make sense for shareholders only if management refuses to make the appropriate changes. Then it's better to take a 20 percent premium and let someone else do the work. But I think we can work with existing management, albeit with some degree of friction, to share the profits with everyone. I don't mind friction if there's millions of dollars on the other end. I prefer to be polite and well-liked, but not at the cost of those millions. Management has to see that Goldfield's secretive ways and sometimes-meandering strategy, make most investors suspect incompetence or dishonesty; that cuts it off from the cheap capital it needs for real success. They have to see that eRaider is doing the Company a favor by calling attention to these blemishes so they can be corrected.

That raises the question of why I don't buy the whole Company myself. I believe in Goldfield, I could tender for shares at $0.75 and probably pick up at least majority control. There is no poison pill. The preferred stock and golden parachute would be problems, but I could probably settle them for a few million dollars. Then I could take the Company private and do what I wanted. Since I'm not doing that, someone might wonder how sincere I am about the Company.

The answer is simple. That's not the business I want to be in. I wouldn't be good at it. I'm not a business manager. I don't want to put 100 percent of my energy in any one company. There are plenty of people who do these things, some well, some badly. But not me.

I want to be in the business of having 20 or 40 companies (eventually), companies that already have good management. That's the part I don't want to supply. I want honest, competent management and good assets that I can buy cheap. I think, in the long run, this will give me a better return with less effort and risk than being a LBO guy.

It may seem like I'm putting a lot of money and effort into Goldfield, given that I own only a share of the Company. But it's not even 0.01 percent of the energy it takes to run the Company. I want to prove that ordinary shareholders can band together and reap the benefits of an LBO, without anything like the trouble and expense of one of those deals.

In order to prove my sincerity, I limited myself in advance to a strategy of buying shares, announcing interest, then neither buying or selling (with some exceptions detailed in our prospectus). I am considering amending that. Generally, it makes more sense to buy the 5 percent stake you are allowed to do secretly, then announce and keep on buying until the price goes up. That puts pressure on management: either get the stock price up or eRaider will own the whole company. We decided to give up that tactic in the interests of getting investor trust, but I'm thinking about changing that decision (any change, of course, would be clearly preannounced).

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 396 on 5/19
I don't have a strong position either way on the name change. I like the idea of keeping a respected, euphonic old name. On the other hand, I agree the name should indicate where the majority of revenues come from.

What about Goldfield Power? I don't think "Southeast" adds much either historically or informationally. "Southeast" doesn't even automatically call up the southeast United States for most people. Most companies don't indicate their geography in their name. Also, the Company does construction outside the Southeast, and I would like to see more geographic expansion.

Obviously the operating subsidiaries could keep their existing names, no reason to upset business. But the public parent could change the name.

I also think any name change (along with other cosmetic changes like reverse splits) should be part of a calculated campaign to increase value. When you call attention to your company, you should have a clear story and good news. Then you can build some momentum. Without that, changes like this just confuse people.
Aaron Brown
eRaider co-founder
Msg 399 on 5/19
We will have to ask that all former proxies be resubmitted. All proxies received before our statement is definitive are problematic. They are legally valid proxies, but they are open to the charge of having been solicited illegally. We don't think we did anything wrong. We just discussed the company at this message board and posted our SEC filings. People read the filings and sent in proxies. But the SEC tends to assume that any proxy sent in a contested election was solicited.

However, do not do anything until we have our definitive filing. I hope to get it next week. Our extremely hard-working SEC examiner, who has had to redo all the work each time the Company changed the proposals and we had to react, tried to finish it Friday, but sent us a note late in the evening that he had to leave. He promised to come in Sunday and make it his first priority (remember, these guys are underpaid even by government lawyer standards). Of course, when he finishes there will probably be some comments which we will have to correct, which is why I'm only hoping for sometime during next week.

I apologize to everyone for the delays. We filed our preliminary statement early, hoping to avoid all this last-minute stuff. But we didn't anticipate all the rule changes. The proxy rules require us to specify everything we're planning to vote, and give you the opportunity to vote differently. So we can't file an early generic proxy that covers all situations. As proposals enter and leave the agenda, we have to redo the proxy. This is one of many unfair advantages management has.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder